Delisting Determination, The Nasdaq Stock Market, LLC, May 23, 2025, iLearningEngines, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of iLearningEngines, Inc.
effective at the opening of the trading session on June 9, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101, 5110(b), and IM-5101-1.
The Company was notified of the Staff determination on December 23, 2024. The Company securities were suspended on January 2, 2025. The Staff determination to delist the Company securities became final on January 2, 2025.